(a)  EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-47122 and 333-44260), Form S-8/A (Nos. 33-52478 and 33-80952) and Form S-4 (Nos. 333-36387 and 333-61221) of Building Materials Holding Corporation of our report dated March 12, 2004 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.  We also consent to the incorporation by reference of our report dated March 12, 2004 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

March 15, 2004